Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Announces Fiscal 2002 Fourth-Quarter and
Year-End Financial Results

GRAND RAPIDS, MICHIGAN--May 8, 2002--Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2002 fourth quarter and full year, which ended March 30, 2002.

Consolidated net sales for fiscal 2002's 12-week fourth quarter decreased 11.7 percent to $764.8 million from $865.6 million in last year's 13-week fourth quarter. Excluding the effect of an early Easter holiday this year and the 53rd week of sales in last year's fourth quarter, consolidated net sales would have been $756.3 million this year compared with $800.6 million last year, a decline of $44.3 million, or 5.5 percent. Adjusting for the early holiday and the extra week of sales in fiscal 2001's fourth quarter, retail comparable-stores sales declined 6.6 percent for the quarter. Sales were affected by the competitive market conditions in the Company's Ohio region, continuing difficult economic conditions in its Michigan markets, and unfavorably mild winter weather in its northern Michigan resort areas.

"The sales trends reported in our third-quarter results continued through the fourth quarter, " said Spartan Stores' Chairman, President, and Chief Executive Officer, James B. Meyer. "We are, however, encouraged by recent measurable improvements in our Ohio region's retail operating metrics. Late in the fourth quarter, our Ohio retail operations rate of sales decline slowed significantly, with an improvement in the gross profit margin. These recent improvements give us reason to be optimistic about the steps we have taken to strengthen our Ohio retail-store performance. As a result of these improvements and other steps taken, we expect Spartan Stores' operating profitability to improve in each quarter of fiscal 2003, but do not expect the more recent and aggressive actions taken in our Ohio retail operations to produce meaningful financial improvements until late in fiscal 2003. Further organizational, structural and operational changes are anticipated as we transition to our new business model and strive to improve both sales growth and profitability."

Gross margin for the fourth quarter declined by 20 basis points to 16.3 percent from last year's 16.5 percent. The decline was due to larger-than-anticipated markdowns on seasonal items and higher-than-expected inventory shrinkage resulting from softer-than-expected sales. Fourth-quarter selling, general, and administrative (SG&A) expense, including depreciation and amortization, decreased $6.2 million compared to the prior year period primarily because of the extra week in last year's fourth quarter. The decrease was partially offset by higher deprecation, amortization, and rent expense associated with the Prevo's acquisition late in fiscal 2001's fourth quarter. As a percentage of sales, SG&A rose to 16.4 percent of sales compared with 15.2 percent of sales for the corresponding period last year. The SG&A increase as a percentage of sales was due to one less week of sales in fiscal 2002, a higher percentage of retail operations and the declining sales trend. EBITDA decreased to $12.6 million compared with $23.8 million in last year's fourth quarter. The net loss from continuing operations was $3.8 million, or $0.19 per diluted share, compared to a net profit of $3.3 million, or $0.17 per diluted share, in fiscal 2001's fourth quarter. The fourth-quarter net loss, including discontinued operations, totaled $5.0 million, or $0.25 per diluted share, compared to net earnings of $3.4 million, or $0.17 per diluted share, in the corresponding period last year.

"In addition to improving our Ohio-region retail operations, we also reduced the outstanding balance on our revolving credit line by more than $30 million in the final periods of the quarter through inventory reduction efforts and use of operating cash flow, while making scheduled debt and interest payments of $11 million," added Mr. Meyer.

For the 52-week fiscal 2002 year, net sales remained flat at $3.50 billion from $3.51 billion reported for fiscal 2001's 53-week year. Gross margin improved to 17.0 percent, from fiscal 2001's 15.6 percent, while the operating margin declined to 1.1 percent, from 1.8 percent in the prior year. Net earnings from continuing operations for fiscal 2002 decreased to $11.3 million, or $0.58 per diluted share, from $23.0 million, or $1.33 per diluted share, a year earlier. Total net earnings for 2002, including discontinued operations, were $9.8 million, or $0.50 per diluted share, compared with $23.4 million, or $1.35 per diluted share, for fiscal 2001.

"Implementing a self-distributing retail chain business model has presented numerous operational, transitional and competitive challenges that require enormous management and associate effort," continued Mr. Meyer. "This year's results are a stark contrast to the exceptionally strong and industry leading performance we reported last year. Although we have made significant progress transforming from our roots as a grocery distributor, much work remains before realizing our full growth potential.

"A weaker-than-expected financial performance led us to re-evaluate our retail execution and distribution-marketing efforts more critically, concluding that certain marketing initiatives and operational elements were not meeting our performance expectations."

The Company's most recent actions intended to improve operational and financial performance include:

•	Executive and senior management changes in merchandising and store operations.
•	Direct weekly senior executive oversight of retail store operational and financial performance.
•	Implemented tighter shrink reduction and monitoring program for retail store perishable departments.
•	Significant changes to reorient the distribution-marketing program to focus on products with the strongest customer demand.
•	Raised the objective standards and control procedures for operational performance and other metrics.
•	Renewed and geographically targeted marketing campaigns, including new store layouts, pricing strategies, and advertising programs.
•	Effective use of point-of-sale system scanning data to improve demand forecasting, product procurement, inventory management, and pricing strategies.

"During fiscal 2002, we accomplished many goals that are not visible in our financial performance, but are vital elements in building an efficient organization with a solid foundation for future growth," stated Mr. Meyer. "We remain firmly committed to our long-term strategy of developing an efficient network of neighborhood grocery stores, while partnering with our distribution customers to collectively improve our competitive positions.

"During fiscal 2003, we will focus primarily on improving our sales growth, increasing gross profit margins, and reducing our overall operating cost structure," concluded Mr. Meyer.

During fiscal 2002, the Company:

•	Appointed additional board members with extensive public company and retail industry experience, bringing the total board members to nine, with seven outside members.
•	Initiated a product procurement reorganization to increase the Company's focus on category management, replenishment buying, perishables, and non-perishables.
•	Signed a labor agreement with the Grand Rapids warehouse associates and drivers, providing improved work rule flexibility and significant productivity improvement opportunities.
•	Significantly upgraded and fully integrated information technology systems in retail stores and distribution facilities.
•	Divested certain non-operating real estate holdings and the non-core insurance operation.
•	Continued store remodeling efforts and launched a new store development program.
•	Adopted management and associate incentive compensation programs to align interests with those of shareholders.
•

Streamlined administrative office functions and launched corporate-wide cost reduction efforts. Centralized payroll, accounts payable, and other processing and operational functions at the corporate office.

A telephone conference call to discuss the Company's fourth-quarter and year-end financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 9, 2002. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

Spartan Stores, Inc., (Nasdaq:SPTN) Grand Rapids, Michigan, owns and operates 100 supermarkets and 25 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The Company also distributes more than 40,000 private-label and national brand products to more than 330 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.

This press release contains forward-looking statements about Spartan Stores' plans, strategies, objectives, goals, or expectations. These forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or management "expects," "anticipates," "projects," "plans," "believes," "intends," or is "optimistic" that a particular occurrence "may result," "could result" or "will likely result" or that a particular event "may occur" or "will likely occur" in the future or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to strengthen our Ohio retail-store performance; improve sales growth; increase profit margin; reduce operating cost structures; and implement the other plans strategies, objectives, goals or expectations described in this press release will be affected by, among other factors, competitive pressures among food retail and distribution companies; changes in economic conditions generally or in the markets and geographic areas that we serve; integration of our acquisitions and our retail and distribution operations; adverse effects of the changing food and distribution industries; sales declines; loss of customers or suppliers; changes in the interest rate environment; continued compliance with our credit facility; and labor shortages or stoppages. Additional information about these and other factors that may adversely effect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SPARTAN STORES, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Fourth Quarter Ended (unaudited)		Year Ended (unaudited)
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
	March 30, 2002	March 31, 2001	March 30, 2002	March 31, 2001

Net Sales	$764,763	$865,617	$3,501,153	$3,505,923
Cost of sales	639,844	722,517	2,904,865	2,960,582
Gross Profit	124,919	143,100	596,288	545,341

Operating expenses
Selling, general and administrative	114,291	121,703	510,851	445,891
Depreciation and amortization	11,500	10,294	46,729	37,988
Total operating expenses	125,791	131,997	557,580	483,879

Operating income (loss)	(872)	11,103	38,708	61,462

Non-operating expense (income)
Interest expense	5,725	7,617	26,760	31,243
Interest income	(359)	(787)	(2,233)	(4,199)
Other gains	(437)	(180)	(2,767)	(2,542)
Total non-operating expense, net	4,929	6,650	21,760	24,502

Earnings (loss) before income taxes and
discontinued operations	(5,801)	4,453	16,948	36,960
Income taxes	(2,040)	1,136	5,610	13,925

Earnings (loss) from continuing operations	(3,761)	3,317	11,338	23,035

Earnings (loss) from discontinued insurance
segment	(1,265)	82	(1,491)	407
Net earnings (loss)	$(5,026)	$3,399	$9,847	$23,442

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.19)	$0.17	$0.58	$1.33
Earnings (loss) from discontinued operations	(0.06)	0.01	(0.08)	0.02
Net earnings (loss)	$(0.25)	$0.18	$0.50	$1.35

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	(0.19)	0.17	0.58	1.33
Earnings (loss) from discontinued operations	$(0.06)	$0.00	$(0.08)	$0.02
Net earnings (loss)	$(0.25)	$0.17	$0.50	$1.35

Weighted average number of shares outstanding:
Basic	19,765	19,352	19,549	17,333
Diluted	19,770	19,424	19,690	17,345

(a) EBITDA	$12,593	$23,821	$93,378	$108,724

(a)Earnings from continuing operations before interest, income taxes, depreciation and amortization, excluding restructuring charges, other non-real estate gains, non-real estate interest income, and adding back Michigan single business tax booked as SG&A

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 30, 2002 (Unaudited)	March 31, 2001
ASSETS
Current assets
Cash and cash equivalents	$14,696	$21,577
Marketable securities	9,577	22,279
Accounts receivable, net	84,533	87,565
Inventories	179,319	180,750
Other current assets	9,119	12,293

Total current assets	297,244	324,464
Other assets
Goodwill, net	155,243	155,737
Other	25,738	35,656
Total other assets	180,981	191,393
Property and equipment, net	268,315	285,988

Total assets	$746,540	$801,845

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$90,327	$113,828
Accrued payroll and benefits	26,624	37,158
Insurance reserves	17,263	20,840
Other accrued expenses	23,352	31,377
Current maturities of long-term debt	25,948	38,761
Total current liabilities	183,514	241,964

Deferred taxes on income	14,490	13,945

Other long-term liabilities	21,840	20,105

Long-term debt	295,185	307,222

Shareholders' equity
Common stock, voting, no par value, authorized 50,000 shares, outstanding 19,763 shares and 19,262	115,722	109,868
Preferred stock, non-voting, no par value; 10,000 authorized; no shares issued or outstanding	--	--
Accumulated other comprehensive income (loss)	(2,603)	196
Retained earnings	118,392	108,545

Total shareholders' equity	231,511	218,609

Total liabilities and shareholders' equity	$746,540	$801,845